AMERIANA NEWS RELEASE


                          [AMERIANA BANCORP LETTERHEAD]

                                           Contact:  Harry J. Bailey
                                           President and Chief Executive Officer
                                           (765) 529-2230



        AMERIANA BANCORP REPORTS THIRD QUARTER, NINE-MONTH 2004 EARNINGS

                               ------------------

          COMPANY ANNOUNCES SETTLEMENT WITH AMERICAN MOTORIST INSURANCE
            COMPANY FOR PARTIAL RECOVERY OF TROUBLED LEASE PORTFOLIO


NEW CASTLE, Ind. (November 12, 2004) - Ameriana Bancorp (NASDAQ/NM: ASBI) today announced results for the third quarter and nine months ended September 30, 2004.

         Net income for the third quarter of 2004 was $412,000 or $0.13 per diluted share compared with $952,000 or $0.30 per diluted share in the same period last year. For the first nine months of 2004, net income totaled $1,318,000 or $0.42 per diluted share versus $1,803,000 or $0.57 per diluted share in the comparable 2003 period.

         Two significant items affect the year-over-year comparison of earnings. First, Ameriana sold its two Cincinnati-area branches in the third quarter last year, resulting in a gain of $5,511,000. This gain was partially offset by a $4,640,000 write-off of two separate pools of troubled commercial leases, upon which the Company had earlier placed significant reserves. The net effect of these items added approximately $0.05 per diluted share to earnings in the third quarter of 2003.

         Ameriana also reported today that it has reached a tentative settlement in its litigation against the American Motorist Insurance Company ("AMICO"). That litigation pertains to the stream of lease payments Ameriana purchased from the now-bankrupt Commercial Money Center and the surety bonds issued by AMICO and RLI Insurance Co. to guarantee the income stream of those leases.

         Under the terms of the agreement, AMICO will pay $2.3 million into an escrow account in full settlement of the case. These funds will be held in escrow for a period of 90 days. If AMICO remains financially viable, the escrowed funds will be released to Ameriana at the end of that 90-day period and Ameriana will dismiss its case against AMICO.

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ASBI Reports Third Quarter Results
Page 2
November 12, 2004

         As previously reported, during 2001 Ameriana purchased two pools of equipment lease payment streams originated by Commercial Money Center ("CMC") for approximately $12 million. Each lease in the pools was backed by a surety bond issued by either AMICO or RLI, guaranteeing payment of all amounts due under the leases in the event of default by the lessee. CMC subsequently declared bankruptcy, leaving an unpaid balance on the lease pools totaling $10.9 million, approximately 50% of which was guaranteed by AMICO. Both insurers later claimed they were defrauded by CMC and denied responsibility for the unpaid balance. Ameriana and other financial institutions participating in the lease pools thereupon initiated litigation against the sureties, and between December 31, 2002, and September 30, 2003, Ameriana first reserved and then wrote-off the entire unpaid balance.

         The Company's litigation against RLI continues.

         With respect to the Company's financial results, Bailey noted that Ameriana's net interest income for the quarter was $2,669,000 compared with $3,244,000 in the year-earlier period. The decline primarily reflected a lower net interest margin due to a change in the Company's asset mix, with an increased portion of lower interest-earning investments. To a lesser extent, the change was attributable to an overall lower level of interest-earning assets because of the sale of the two Ohio branches last year. Net interest income for the first nine months of 2004 was $8,197,000 versus $9,966,000 in the comparable period last year and likewise reflected the aforementioned factors.

         The Company's provision for loan losses declined to $75,000 in the third quarter from $4,790,000 in the year-earlier period. The higher prior-year amount reflected an additional provision for the troubled lease portfolio previously discussed. Ameriana's provision for loan losses for the first nine months of 2004 totaled $275,000 versus $6,340,000 in the year-earlier period, with the year-earlier amount including the addition of specific reserves against those leases earlier in 2003. Non-performing assets at the end of the third quarter of 2004 fell to $4,876,000 from $7,924,000 at September 30, 2003.

         Other income was $978,000 in the third quarter of 2004 compared with $1,520,000 in the same period last year, and $3,000,000 for the first nine months of 2004 versus $4,023,000 in the comparable 2003 period, with both declines reflecting the industry-wide slowdown in mortgage loan originations since last year. Gains on sales of loans dropped $746,000 to $72,000 in the third quarter of 2004 from $818,000 in the third quarter of 2003; for the nine-month periods, gains on sales of loans fell $1,526,000 to $245,000 in 2004 from $1,771,000 in 2003.


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ASBI Reports Third Quarter Results
Page 3
November 12, 2004


         "We continue to work diligently to reduce our costs and improve asset quality, an effort that has shown real potential so far this year," Bailey added. "Our financial results, however remain in the shadow of a few large and unusual circumstances and transactions from 2003, and affected by the dramatic decline in home mortgage lending activity that began in the third quarter last year. Thus, some of the progress we are making to strengthen our operations is not fully evident. Nevertheless, we believe our emphasis on these important steps will enhance the Company's performance over the longer term, particularly now that we have lapped the issues of 2003 and moving toward the beginning of a new year."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust, the Company offers an extensive line of banking services and provides a range of investments and securities products through branches in the central Indiana area. As its name implies, Ameriana Bank and Trust also offers trust and investment management services, has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.

         This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "believe," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the amount of losses incurred from the liquidation of certain of the Company's investments, the eventual outcome of litigation to enforce certain surety agreements, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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

ASBI Reports Third Quarter Results
Page 4
November 12, 2004


                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)


                                                            THREE MONTHS ENDED               NINE MONTHS ENDED
                                                               SEPTEMBER 30                    SEPTEMBER 30
                                                       ---------------------------      ---------------------------
                                                           2004           2003              2004           2003
                                                       -----------     -----------      -----------     -----------
Interest income                                        $     4,566     $     5,636      $    13,640     $    18,236
Interest expense                                             1,897           2,392            5,443           8,270
                                                       -----------     -----------      -----------     -----------
Net interest income                                          2,669           3,244            8,197           9,966
Provision for loan losses                                       75           4,790              275           6,340
                                                       -----------     -----------      -----------     -----------
Net interest income after provision for loan losses          2,594          (1,546)           7,922           3,626
Gain on sale of branches                                        --           5,511               --           5,511
Other income                                                   978           1,520            3,000           4,023
Other expense                                                3,241           3,596            9,809          10,360
                                                       -----------     -----------      -----------     -----------
Income before income taxes                                     331           1,889            1,113           2,800
Income tax expense (benefit)                                   (81)            937             (205)            997
                                                       ------------    -----------      -----------     -----------
Net income                                             $       412     $       952      $     1,318     $     1,803
                                                       ===========     ===========      ===========     ===========
Earnings per basic and diluted share                   $      0.13     $      0.30      $      0.42     $      0.57
                                                       ===========     ===========      ===========     ===========
Weighted average shares outstanding:
   Basic                                                     3,149           3,148            3,149           3,148
                                                       ===========     ===========      ===========     ===========
   Diluted                                                   3,174           3,154            3,172           3,150
                                                       ===========     ===========      ===========     ===========

Dividends declared per share                           $      0.16     $      0.16      $      0.48     $      0.48
                                                       ===========     ===========      ===========     ===========



                                                                        SEPT. 30           DEC. 31       SEPT. 30
                                                                          2004              2003           2003
                                                                       -----------      -----------     -----------
Total assets                                                           $   434,046      $   402,453     $   402,252
Cash and other investments                                                  19,024           14,549          34,116
Investment securities available for sale                                   160,103          137,788         106,783
Investment securities held to maturity                                      11,975               --              --
Loans, net                                                                 198,172          204,141         215,042
Deposits                                                                   335,820          345,744         348,492
Borrowed funds                                                              51,119           10,230           5,480
Shareholders' equity                                                        39,131           38,874          38,995
Non-performing loans                                                         4,876            8,383           7,924
Book value per share                                                         12.43            12.35           12.39




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